Exhibit 27-(n): Consent of Independent Auditors -- Ernst & Young LLP

Exhibit 27-(n) -- Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of our report dated March 21, 2003, with respect to the financial statements of ReliaStar Life Insurance Company of New York as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and to the use of our report dated March 14, 2003, with respect to the statement of assets and liabilities of ReliaStar Life Insurance Company of New York Variable Life Separate Account I as of December 31, 2002, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 (Form N-6 No. 333-47527) and the related Prospectus and Statement of Additional Information of ReliaStar Life Insurance Company of New York Variable Life Separate Account I.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 14, 2003